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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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[_]      Filed by the Registrant
[X]      Filed by a Party other than the Registrant


Check the appropriate box:

[_]      Preliminary Proxy Statement
[_]      Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[X]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         Insituform Technologies, Inc.
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                (Name of Registrant as Specified in Its Charter)


                                Jerome Kalishman
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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                                                                       CONTACTS:
                                                                Jerome Kalishman
                                                                  (314) 994-9947
                                                                John W. Cornwell
                                                                 Walter A. Denby
                                                            Thomas A. Germinario
                                                           D.F. King & Co., Inc.
                                                                  (212) 269-5550




              STOCKHOLDER COMMITTEE EXPRESSES DISAPPOINTMENT IN ITI
                     BOARD'S POSTPONEMENT OF ANNUAL MEETING;
            SEES CHICK RESIGNATION FROM ITI BOARD AS PLOY TO OBSCURE
                    REMAINING DIRECTOR CONFLICTS OF INTEREST



         NEW YORK, NEW YORK, June 26, 1997 ... The Committee to Restore Value to ITI (the "Committee") announced today that it is extremely disappointed that the directors of Insituform Technologies, Inc. (Nasdaq National Market: INSUA) has postponed the 1997 Annual Meeting of Stockholders originally scheduled for July 15, 1997 to August 21. At the Annual Meeting, the Committee will attempt to elect to the Company's Board of Directors three highly experienced, independent businessmen as alternatives to the Company's nominees.

         "We believe the Company is inappropriately manipulating the proxy machinery in an attempt to interfere with the ability of stockholders to improve and strengthen the Board of their Company," said Jerome Kalishman, a co-founder of the Committee. "In our view this is just the latest in a series of steps by the current Board to retain control of the Company for their benefit at the expense of stockholders," said Mr. Kalishman.

         The Committee to Restore Value to ITI was formed by Jerome Kalishman -- who until June 16, 1997 was the Company's Chairman of the Board -- and Robert W. Affholder -- Insituform's Senior Executive Vice President. Following the public announcement by Messrs. Kalishman and Affholder that they had formed the Committee, the Insituform Board removed Mr. Kalishman as Chairman of the Board, a position he had held since November 1996 as part of a restructuring of the Company's senior management team following a material decline in the value of the Insituform common stock. Mr. Kalishman currently serves as the Company's Vice Chairman as required by the terms of an employment agreement between the Company and Mr. Kalishman.




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NYFS10...:\85\55385\0003\139\REL6267N.110
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         Mr. Kalishman, the former Chairman and CEO of Insituform Mid-America,
Inc., beneficially owns 3,097,848 shares (or 11.5%) of Insituform's outstanding common stock, making him Insituform's largest stockholder. Mr. Affholder, the former President of Insituform Mid-America, Inc., beneficially owns 1,307,858 (or 4.9%) of the outstanding shares. Mr. Kalishman's children, although not members of the Committee, beneficially own an additional 1,325,651 shares, or 4.9% of the outstanding stock.

         The Committee was formed by Messrs. Kalishman and Affholder because of their desire to see the value of Insituform maximized for all of the Company's stockholders, and their concerns that a number of the Company's existing directors do not support the Company's existing strategic direction and are influenced by conflicts of interest.

                CHICK AND CHANDLER DEVELOP COMPETING TECHNOLOGY;
                           DEFAULT ON INSITUFORM LOAN;
             INSITUFORM PROXY STATEMENT FAILS TO DISCLOSE THE FACTS


         "The Committee was pleased by the announcement that Douglas K. Chick has resigned from the Board," said Mr. Affholder, "but we are disappointed that Mr. Chick's business associate, Brian Chandler, and their attorney, James D. Krugman, remain on the Board." Together, Messrs. Chick and Chandler are developing technology that could be used by third parties to compete against and decrease the value of Insituform and have attempted to make the technology available to a major competitor. Chick and Chandler and their affiliates have been selling their shares in the Company and also have defaulted on a non-recourse loan from the Company, with the value of the collateral at the time of foreclosure being approximately $2 million less than the amount due and owing the Company. Members of the Committee requested Mr. Krugman's law firm, which also serves as the Company's counsel, to disclose in the Company's proxy statement the magnitude of the loss suffered by the Company as a result of the default, but the disclosure was not made.

         Until his resignation, which occurred only after the Committee announced its formation, Mr. Chick was one of five directors who are members of a group (the "INA Group") that the Company is contractually obligated to renominate for election to the Board. Other members of the INA Group are Paul A. Biddelman, Brian Chandler, James D. Krugman and Silas Spengler. Until his resignation, Mr. Chick was (and Mr. Biddelman remains) one of the Board's nominees for election as director at the Company's 1997 Annual Meeting.



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               COMMITTEE TO PROCEED WITH ELECTION OF NEW DIRECTORS

         Commenting on the resignation, Mr. Kalishman said, "Mr. Chick's resignation in response to our stated intention to elect three new independent, highly qualified directors appears to us to be merely a ploy to divert shareholder attention from the continuing conflicts of interest presented by Messrs. Chandler and Krugman. The Board's response has been to remove me as Chairman, authorize a special committee of the Board to award lucrative "golden parachute" agreements to the Company's management and delay the Annual Meeting. Our shareholders deserve better and we are proceeding with our plan to present an alternate slate."

         "In the past, we believe the incumbent Board has promoted poorly-conceived business strategies that resulted in a material decline in the value of Insituform common stock," said Mr. Kalishman. Since 1991, the S&P 500 Index has gone up 100% while the Insituform stock has gone down 63%. "However, since the appointment of Anthony Hooper as Insituform's President and CEO and my election as Chairman, the Company has been moving in the right direction. Although the current Board claims to support this direction, several directors have expressed a preference for a strategic direction resembling the failed strategies of Insituform's past."

         "The Committee wants to keep Insituform on track in its recovery. We believe this will not happen if the Company reverts to the failed business strategies of the past. In our opinion, the only way to ensure maximization of Insituform share value is to change directors now."

         The Committee is seeking to elect four directors to Insituform's 13-member Board. The Committee's nominees are Robert W. Affholder (a member of the Board), Stephen P. Cortinovis (Vice President International and President-Europe of Emerson Electric Co., a diversified manufacturing company), Hulas Kanodia (Chairman, Chief Executive Officer and President of Trans States Airlines, which operates feeder airlines at St. Louis, New York, Chicago and Los Angeles) and Minor W. Perkins (President of RFS Hotel Investors, Inc., a real estate investment trust, and previously co-head of investment banking at Morgan Keegan & Company).

         The Committee's preliminary proxy materials have been filed with the Securities and Exchange Commission. Copies of the definitive materials will be distributed to Insituform shareholders in the near future.



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         Certain information concerning the participants in the Committee's proxy contest is attached hereto.



                                      # # #






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                             PARTICIPANT INFORMATION


Mr. Jerome Kalishman beneficially owns 3,097,848 shares of Insituform Class A common stock, representing approximately 11.5% of the outstanding shares, which includes shares held by Mr. Kalishman and his wife, Nancy F. Kalishman, shares held by Xanadu Investments, L.P. and shares held by the Jerome and Nancy F. Kalishman Family Fund. Mr. Robert W. Affholder beneficially owns 1,307,858 shares of Class A common stock, representing approximately 4.9% of the outstanding shares. The nominees of The Committee To Restore Value to ITI for election at the annual meeting to the board of directors of Insituform are Messrs. Robert W. Affholder, Stephen P. Cortinovis, Hulas Kanodia and Minor W. Perkins. None of such nominees other than Mr. Affholder owns any shares of Insituform common stock.







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